Exhibit 21.1

List of Subsidiaries

Employee Benefits Solutions, LLC

US Benefits Alliance, LLC

Commercial Coverage Solutions, LLC

Southwestern Montana Insurance Center, LLC

Fortman Insurance Services, LLC

Altruis Benefits Consulting, Inc.